Exhibit 99.1

For Immediate Release

SOLO CUP COMPANY ANNOUNCES PLANS TO CONSOLIDATE ITS

MANUFACTURING NETWORK

Improved company-wide production efficiency prompts decision to close three manufacturing facilities

LAKE FOREST, Ill., June 8, 2010 – Solo Cup Company today announced that it will close its Owings Mills, Md., North Andover, Mass., and Springfield, Mo. manufacturing facilities due to improved production efficiency across its 10 other North American manufacturing plants. The North Andover and Springfield facilities are expected to close in mid-to-late 2011, and the Owings Mills facility is expected to close in mid 2012. The plant closings eventually will result in the elimination of approximately 540 full-time manufacturing positions in Owings Mills, 360 in North Andover and 340 in Springfield.

“These decisions are never easy because we know they affect the lives of our employees and their families. It was important to us to give them as much advance notice as possible and we will work to make it a smooth transition for them,” said Robert M. Korzenski, president and chief executive officer, Solo Cup Company. “We are grateful for their years of dedicated service to Solo.”

Production volume and certain manufacturing assets will be distributed across Solo’s other facilities, while other less efficient assets will be retired. Solo intends to invest in its remaining locations and expects to increase employment at these facilities over the next 12 to 24 months as volume increases. All affected employees will have the opportunity to pursue employment at other Solo facilities and will be given priority over other candidates.

“We have invested approximately $150 million over the past two years to upgrade our manufacturing assets and increase the efficiency of our operations. As a result, we are now able to be more productive within a smaller manufacturing footprint,” said George Chappelle, chief operating officer, Solo Cup Company. “Continuous improvement is critical to remaining competitive and to positioning the company for growth, especially as the market for our products has contracted in the difficult economy.”

Solo Cup Company is a $1.5 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in paper, plastic, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart® and Bare™ by Solo® names. The company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about Solo, visit www.solocup.com.

– ### –

Media Contacts:	Analyst Contact:
Leslie Beyer, 847-444-5119	Bob Koney, 847-444-3201
leslie.beyer@solocup.com	robert.koney@solocup.com

For Baltimore area:
Angie Chaplin Gorman, 847-444-3503
angie.gorman@solocup.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including management’s beliefs regarding the timing and impact of planned facility closures, and future investment and growth at existing facilities. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, among others, the effect of the continuing economic downturn, the impact of our debt on our cash flow and operating flexibility, fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and Solo’s business and financial results, see information set forth under the heading “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 27, 2009, and in our other filings made from time to time with the Securities and Exchange Commission. Solo does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.